Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
Tel 412-227-2001
News Release	www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2008 Results

-Fourth quarter sales down 6.6 percent-

-Loss from continuing operations of $11.4 million

impacted by lower demand, inventory adjustments, asset impairment and change in tax rate-

PITTSBURGH, PA February 17, 2009 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2008 fourth quarter.

As previously announced, in October 2008 the company completed the sale of its ownership interest in the coke facility located in Monessen, Pennsylvania for a purchase price of $160 million plus the value of existing working capital, resulting in estimated cash proceeds after taxes of $100 million. Accordingly, the operating results of the Monessen facility have been excluded from the financial statements and the discussion below for all periods presented. A schedule of operating results for the Monessen facility is included under Segment Information in this press release.

The company’s sales for the fourth quarter decreased 6.6 percent, or $20.3 million, to $288.9 million, as compared to $309.2 million for the prior year quarter. This decrease was due to lower sales in the Carbon Materials & Chemicals (CM&C) segment, which decreased 12.7 percent, or $25.3 million, partially offset by higher sales in the Railroad & Utility Products (R&UP) segment that increased to $115.3 million from $110.3 million in the prior year quarter. The reduction in sales in CM&C was due mainly to lower demand across all major product lines and lower pricing for carbon black feedstocks. Sales for R&UP were higher due to higher volumes and prices for treated crossties, partially offset by lower volumes for creosote and utility poles. Sales for the twelve months ended December 31, 2008, were $1,364.8 million, representing an increase of $109.2 million, or 8.7 percent over the prior year period. Year 2008 sales have been positively impacted by higher prices and volumes for carbon materials, with the higher prices due to higher oil prices, higher raw material costs and increased contract pricing.

The loss from continuing operations for the quarter ended December 31, 2008 was $11.4 million or a loss of $0.57 per share as compared to income from continuing operations of $3.7 million or $0.18 per share in the prior year quarter, as lower selling prices, lower demand, LIFO expense and inventory write-downs to market reduced profitability. Additionally, the company’s effective tax rate increased in the fourth quarter due to a change in assumptions regarding the repatriation of foreign earnings, resulting in additional tax expense. Adjusted net income and adjusted diluted earnings per share amounted to $5.5 million and $0.27 per share for the three months ended December 31, 2008 after excluding after-tax charges of $16.9 million, compared to $7.8 million and $0.37 per share after excluding after-tax charges of $4.1 million in the prior year period.

Page 2 – Koppers Reports Fourth Quarter 2008 Results

Income from continuing operations for the twelve months ended December 31, 2008 decreased to $47.7 million as compared to $47.8 million in the prior year. Adjusted net income and adjusted earnings per share were $65.4 million or $3.15 per share after excluding after-tax charges of $17.7 million, and $51.9 million or $2.49 per share after excluding after-tax charges of $4.1 million, for the twelve months ended December 31, 2008 and 2007 respectively. A reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share are attached to this press release.

Adjusted EBITDA for the quarter ended December 31, 2008, was $25.7 million after excluding $13.5 million of charges comprised of $11.7 million for LIFO charges and inventory write-downs, $1.0 million for an outage at a co-generation facility, and $0.8 million for severance charges, compared to adjusted EBITDA of $31.5 million in the fourth quarter of 2007 after excluding $6.8 million of charges for acquisition costs. Adjusted EBITDA for both periods excludes discontinued operations. The decrease in adjusted EBITDA was mainly from lower volumes in carbon materials and chemicals products combined with lower foreign translation. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Adjusted EBITDA for the twelve months ended December 31, 2008, amounted to $175.7 million compared to adjusted EBITDA of $161.7 million in the prior year period. Adjusted EBITDA for 2008 excludes $14.9 million for charges comprised of $1.4 million for the Green Spring boiler failure plus the fourth quarter charges noted above, while adjusted EBITDA for the prior year excludes $6.8 million of acquisition costs, and adjusted EBITDA for both years excludes discontinued operations. The increase in adjusted EBITDA was mainly from higher demand and higher product pricing due primarily to higher oil prices, increased raw materials prices and higher contract pricing for CM&C. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Monessen Sale and Bank Refinancing

The closing of the sale of the Monessen coke facility on October 1, 2008 resulted in the receipt of approximately $100 million in net cash proceeds after taxes. Subsequent to the receipt of the proceeds, Koppers paid off its existing term loans and revolving credit facility which in total amounted to $49.1 million at September 30, 2008. The remaining estimated net proceeds were added to the company’s cash balance, which amounted to $63.1 million at December 31, 2008.

On October 31, 2008, Koppers Inc. entered into a new credit agreement with a syndicate of banks led by Pittsburgh-based PNC and co-led by RBS Citizens Bank and Bank of America as joint book runners. The four-year agreement provides for a revolving credit facility of $300 million at an initial interest rate of LIBOR plus 250 basis points. It will expire on October 31, 2012, and is subject to certain covenants, including maximum leverage, minimum fixed charges coverage and domestic interest coverage. There were no amounts drawn on the new credit facility as of December 31, 2008.

Commenting on the quarter, President and CEO Walter W. Turner said, “Like most manufacturing companies, we were negatively impacted in the fourth quarter by the volatility in our end markets. Our global aluminum, steel, rubber and plasticizer end markets have come under increasing distress in recent months, resulting in substantially lower volumes, margins and prices for some of our

Page 3 – Koppers Reports Fourth Quarter 2008 Results

products; in particular, phthalic anhydride and carbon black feedstocks. Since we expect the current volatility to continue in 2009, we have taken steps to reduce our workforce and optimize our production facilities in response to the current environment. Specifically, we have reduced production at our carbon black facility in Australia by 70% in response to lower demand and have reduced production at our tar distillation facilities in North America and Denmark in response to a reduction in tar availability from the steel companies coupled with cutbacks in aluminum production and demand. We believe these steps will assist us in optimizing profitability while conserving cash flow.

Mr. Turner concluded, “We are still feeling the effects of a volatile economic environment that, in addition to normal seasonal buying patterns, continues to evolve and impact our business. Therefore, we are not prepared to give specific guidance for 2009 at this time. We hope that we will be in a better position at the end of the first quarter to provide some clarity about what we anticipate for 2009. In the meantime, we will continue to focus on optimizing profits and prudently managing our cash flows.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 17, 2009, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (800) 762 8779 in the US/Canada or +1 (480) 248 5081 for International, Conference ID number 3964853. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 3964853. The recording will be available for replay through March 3, 2009.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=2073650. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through March 3, 2009.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Page 4 – Koppers Reports Fourth Quarter 2008 Results

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. Such forward-looking statements speak only as of February 17, 2009, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 5 – Koppers Reports Fourth Quarter 2008 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net sales	$288.9	$309.2	$1,364.8	$1,255.6
Cost of sales (excluding items below)	263.0	259.7	1,140.0	1,028.9
Depreciation and amortization	10.3	7.9	30.0	29.5
Selling, general and administrative expenses	15.4	24.8	65.2	72.1

Operating profit	0.2	16.8	129.6	125.1
Other income (loss)	1.7	—	1.2	0.3
Interest expense	8.7	11.2	40.8	45.9

Income (loss) before income taxes and minority interest	(6.8)	5.6	90.0	79.5
Income taxes	5.5	1.3	41.6	29.0
Minority interest	(0.9)	0.6	0.7	2.7

Income (loss) from continuing operations	(11.4)	3.7	47.7	47.8
Income (loss) from discontinued operations, net of tax	0.5	1.3	4.4	8.8
Gain on sale of Koppers Arch, net of tax	—	—	—	6.7
Gain on sale of Koppers Monessen, net of tax	85.9	—	85.9	—

Net income	$75.0	$5.0	$138.0	$63.3

Earnings per common share:
Basic-
Continuing operations	$(0.56)	$0.18	$2.31	$2.30
Discontinued operations	4.24	0.06	4.37	0.75

Earnings per basic common share	$3.68	$0.24	$6.68	$3.05
Diluted-
Continuing operations	$(0.57)	$0.18	$2.30	$2.29
Discontinued operations	4.23	0.06	4.35	0.74

Earnings per diluted common share	$3.66	$0.24	$6.65	$3.03

Weighted average shares outstanding (in thousands):
Basic	20,405	20,827	20,651	20,768
Diluted	20,483	20,929	20,767	20,874
Dividends declared per common share	$0.22	$0.17	$0.88	$0.68

Page 6 – Koppers Reports Fourth Quarter 2008 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$63.1	$13.8
Short-term investments	1.7	2.1
Restricted cash	4.2	3.1
Accounts receivable, net of allowance of $0.5 and $0.2	112.1	140.0
Inventories, net	171.8	171.9
Deferred tax benefit	2.6	18.5
Assets of discontinued operations held for sale	—	21.6
Other current assets	16.9	22.4

Total current assets	372.4	393.4
Equity in non-consolidated investments	6.0	4.2
Property, plant and equipment, net	144.8	145.2
Goodwill	58.4	62.5
Deferred tax benefit	56.0	38.7
Other assets	23.5	25.3

Total assets	$661.1	$669.3

Liabilities
Accounts payable	$82.1	$103.6
Accrued liabilities	61.8	63.7
Dividends payable	4.5	3.5
Liabilities of discontinued operations held for sale	—	6.8
Short-term debt and current portion of long-term debt	0.2	21.3

Total current liabilities	148.6	198.9
Long-term debt	374.7	418.9
Other long-term liabilities	111.8	65.4

Total liabilities	635.1	683.2
Commitments and contingencies
Minority interest	8.0	9.4
Stockholders’ Equity (Deficit)
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,097,443 and 20,971,456 shares issued	0.2	0.2
Additional paid-in capital	126.6	124.4
Receivable from Director for purchase of Common Stock	—	(0.6)
Retained deficit	(37.8)	(157.6)
Accumulated other comprehensive income (loss)	(47.4)	12.6
Treasury stock, at cost; 668,716 and 144,905 shares	(23.6)	(2.3)

Total stockholders’ equity (deficit)	18.0	(23.3)

Total liabilities and stockholders’ equity (deficit)	$661.1	$669.3

Page 7 – Koppers Reports Fourth Quarter 2008 Results

Segment Information

The following table includes the operating data for the company’s coke facility located in Monessen, Pennsylvania, which is being reported as a discontinued operation. This operating data is excluded from the company’s consolidated segment information.

	Twelve Months Ended December 31,
	2008	2007
Monessen:
Net sales	$50.2	$72.3
Operating profit	1.4	5.8
Net income	4.4	8.7

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$173.6	$198.9	$892.0	$776.1
Railroad & Utility Products	115.3	110.3	472.8	479.5

Total	$288.9	$309.2	$1,364.8	$1,255.6
Operating profit:
Carbon Materials & Chemicals	$1.3	$10.2	$107.9	$84.3
Railroad & Utility Products	(0.5)	7.2	24.0	42.8
Corporate	(0.6)	(0.6)	(2.3)	(2.0)

Total	$0.2	$16.8	$129.6	$125.1

Operating margin:
Carbon Materials & Chemicals	0.7%	5.1%	12.1%	10.9%
Railroad & Utility Products	(0.4)%	6.5%	5.1%	8.9%

Total	0.1%	5.4%	9.5%	10.0%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$14.7	$17.0	$121.3	$91.1
Railroad & Utility Products	3.3	7.2	29.2	42.8
All Other	(0.6)	(0.6)	(2.3)	(2.0)

Total	$17.4	$23.6	$148.2	$131.9
Adjusted operating margin:
Carbon Materials & Chemicals	8.5%	8.5%	13.6%	11.7%
Railroad & Utility Products	2.9%	6.5%	6.2%	8.9%

Total	6.0%	7.6%	10.9%	10.5%

(1)

Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $9.1 million for incremental 4th quarter LIFO charges and inventory write-downs to market. Cost of sales for Railroad & Utility Products for the three months ended December 31, 2008 includes $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Cost of sales for Railroad & Utility Products for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Depreciation and amortization for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $3.7 million of impairment charges for a non-core business in Europe. S,G&A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges. S,G&A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2007 includes $6.8 million for the write-off of acquisition costs.

Page 8 – Koppers Reports Fourth Quarter 2008 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income	$75.0	$5.0	$138.0	$63.3

Charges impacting pre-tax income (1)
Green Spring boiler	—	—	1.4	—
Co-generation plant outage	1.0	—	1.0	—
Acquisition cost write-off	—	6.8	—	6.8
Incremental 4th quarter LIFO charges and Inventory write-downs	11.7	—	11.7	—
Severance charges	0.8	—	0.8	—
Impairment charges	3.7	—	3.7	—

Total charges above impacting pre-tax income	17.2	6.8	18.6	6.8
Charges impacting net income, net of tax benefit at 39%	10.5	4.1	11.3	4.1
Tax expense for change in repatriation assumption	6.4	—	6.4	—

Adjusted net income including discontinued operations	$91.9	$9.1	$155.7	$67.4

Discontinued operations	(86.4)	(1.3)	(90.3)	(15.5)

Adjusted net income	$5.5	$7.8	$65.4	$51.9

(1)

Cost of sales for the three months ended December 31, 2008 includes $11.7 million for incremental 4th quarter LIFO charges and inventory write-downs to market, $0.2 million for severance charges and $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania. Cost of sales for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $11.7 million for incremental 4 th quarter LIFO charges and inventory write-downs to market, $0.2 million for severance charges, and $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania. Depreciation and amortization for the three and twelve months ended December 31, 2008 includes $3.7 million of impairment charges for a non-core business in Europe. S,G&A for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges. S,G&A for the three and twelve months ended December 31, 2007 includes $6.8 million for the write-off of acquisition costs.

KOPPERS HOLDINGS INC.

RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED DILUTED EARNINGS

PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income	$75.0	$5.0	$138.0	$63.3

Adjusted net income including discontinued operations (from above)	$91.9	$9.1	$155.7	$67.4

Adjusted net income (from above)	$5.5	$7.8	$65.4	$51.9

Denominator for diluted earnings per share (000s)	20,483	20,929	20,767	20,874

Earnings per share:
Diluted earnings per share	$3.66	$0.24	$6.65	$3.03
Adjusted diluted earnings per share including discontinued operations	$4.49	$0.43	$7.50	$3.23
Adjusted diluted earnings per share	$0.27	$0.37	$3.15	$2.49

Page 9 – Koppers Reports Fourth Quarter 2008 Results

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Income	$75.0	$5.0	$138.0	$63.3
Interest expense	8.7	11.2	40.8	45.9
Depreciation and amortization	10.3	7.9	30.0	29.5
Income tax provision	5.5	1.3	41.6	29.0
Discontinued operations	(86.4)	(1.3)	(90.3)	(15.5)

EBITDA	13.1	24.1	160.1	152.2
Minority interest	(0.9)	0.6	0.7	2.7

EBITDA with minority interest	12.2	24.7	160.8	154.9

Unusual items impacting net income (1)
Green Spring boiler	—	—	1.4	—
Co-generation plant outage	1.0	—	1.0	—
Acquisition cost write-off	—	6.8	—	6.8
Incremental 4th quarter LIFO charges and inventory write-downs	11.7	—	11.7	—
Severance charges	0.8	—	0.8	—

Adjusted EBITDA with minority interest	$25.7	$31.5	$175.7	$161.7

(1)

Cost of sales for the three months ended December 31, 2008 includes $11.7 million for incremental 4th quarter LIFO charges and inventory write-downs to market, $0.2 million for severance charges, and $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania. Cost of sales for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $11.7 million for incremental 4 th quarter LIFO charges and inventory write-downs to market, $0.2 million for severance charges, and $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania. S,G&A for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges. S,G&A for the three and twelve months ended December 31, 2007 includes $6.8 million for the write-off of acquisition costs.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.